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                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              UNIVEST NATIONAL BANK

                                 AND TRUST CO.,

                              UNB ACQUISITION, INC.

                                       AND

                                FIRST COUNTY BANK

                           DATED AS OF MARCH 24, 2003



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                                    EXHIBITS

1.       Exhibit A-1 - Form of Option Cancellation Agreement

2.       Exhibit A-2 - Form of Warrant Cancellation Agreement

                              DISCLOSURE SCHEDULES

First County Disclosure Schedule

1.       Schedule 2.02(b) - Equity Interests

2.       Schedule 2.03 - Conflicts, Violations, etc.

3.       Schedule 2.04 - Consents

4.       Schedule 2.08(a) - Contracts

5.       Schedule 2.09(a) - Security for Borrowed Funds

6.       Schedule 2.09(c) - Insurance Notices

7.       Schedule 2.10 - Litigation

8.       Schedule 2.12 - Employee Benefit Plans, etc.

9.       Schedule 2.13 - Danielson Letter

10.      Schedule 2.14 - Environmental Matters

11.      Schedule 2.15 - Certain Changes Since September 30, 2002

12.      Schedule 2.18 - Related Party Transactions

13.      Schedule 2.20(iii) - Non-Compliance with Laws re:  Loans

14.      Schedule 2.23 - Interest Rate Risk Management Documents

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                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of March 24, 2003 (this "Agreement"), is made by and among UNIVEST NATIONAL BANK AND TRUST CO., a national banking association ("Parent"), UNB ACQUISITION, INC. ("Merger Sub") and FIRST COUNTY BANK, a Pennsylvania chartered commercial bank ("First County").

                                   BACKGROUND

         An Agreement and Plan of Merger (as amended through January 22, 2003) was previously approved by the Boards of Directors of Parent and First County and by the First County shareholders ("the "Prior Agreement"). The parties desire to make certain changes to the Prior Agreement. The Boards of Directors of Parent, Merger Sub and First County believe it is in the best interests of their respective companies and the shareholders of their respective companies that First County and Merger Sub combine into a single company through the merger of Merger Sub into First County with First County surviving such merger as a wholly- owned subsidiary of Parent, in accordance with the applicable laws of the United States, the Commonwealth of Pennsylvania, and this Agreement (the "Merger") and, in furtherance thereof, have approved the Merger. This Agreement amends, restates and supercedes the Prior Agreement.

         Parent, Merger Sub and First County desire to provide the terms and conditions governing the transactions contemplated under this Agreement.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                     GENERAL

                  1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Acquisition Proposal" has the meaning given such term in
Section 4.05 of this Agreement.

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                  "Affiliate" means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

                  "Agreement" means this Agreement and Plan of Merger, including any amendment or supplement hereto which amends, restates and supercedes the Prior Agreement.

                  "Application" means an application for regulatory approval that which is required by the transactions contemplated hereby.

                  "Banking Code" means the Pennsylvania Banking Code of 1965, as amended.

                  "CRA" means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

                  "Closing" has the meaning given that term in Section 1.02(a) of this Agreement.

                  "Closing Date" means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or as soon as practicable thereafter.

                  "Confidentiality Agreement" means the confidentiality agreement dated November 15, 2002 between Univest and Danielson Associates Inc., as agent for First County.

                  "Dissenting First County Shares" has the meaning given to that term in Section 1.02(f)(ii)(C) of this Agreement.

                  "Effective Date" means the date upon which all filings with governmental agencies, as may be required under applicable laws and regulations for the Merger to be effective, are made and accepted by such agencies, and shall be the same as the Closing Date.

                  "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                  "Exchange Agent" means Parent or another institutional entity selected by Parent to effect payment of the Merger Consideration under Section 1.02(i) hereof.

                  "FDIC" means the Federal Deposit Insurance Corporation.

                  "FRB" means the Federal Reserve Board.

                  "First County" means First County Bank, a Pennsylvania chartered commercial bank.

                  "First County Benefit Plan" has the meaning given to that term in Section 2.12 of this Agreement.

                  "First County Certificate" has the meaning given to that term in Section 1.02(i)(i) of this Agreement.

                  "First County Common Stock" has the meaning given to that term in Section 2.02(a) of this Agreement.

                  "First County Disclosure Schedule" means, collectively, the disclosure schedules delivered by First County to Parent at or prior to the execution and delivery of this Agreement and as updated at or prior to the Closing Date.

                  "First County Financials" means (i) the audited balance sheets (including related notes and schedules, if any) of First County as of December 31, 2001, 2000, and 1999 and the audited income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of First County for each of the years ended December 31, 2001, 2000 and 1999,
(ii) the internally generated balance sheet (including related notes and schedules, if any) of First County and the internally generated income statements (including related notes and schedules, if any) of First County for each calendar quarter after December 31, 2001, including the quarter ending December 31,2002 and (iii) the audited balance sheet (including related notes and schedules, if any) of First County as of December 31, 2002 and the audited income statement and statement of changes in equity and cash flows (including related notes and schedules, if any) of First County for each of the year ended December 31, 2002 which shall be delivered to Parent on or before March 31, 2003.

                  "First County Option" has the meaning given to that term in
Section 1.02(g) of this Agreement.

                  "First County Option Plans" means each stock option plan maintained by First County immediately prior to the Effective Date.

                  "First County Shareholders Meeting" means the meeting of the holders of First County Common Stock pursuant to the Proxy Statement.

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                  "First County Warrant" has the meaning given to that term in
Section 1.02(g) of this Agreement.

                  "GAAP" means accounting principles generally accepted in the United States.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "IRS" means the Internal Revenue Service.

                  "Key First County Management" means John D. Harding, Joseph M. Donnelly, John R. Benner, and Ronald J. Altieri.

                  "Knowledge of First County" means the knowledge of First County's officers and directors.

                  "Knowledge of Parent and Merger Sub" means the knowledge of Parent's and Merger Sub's officers and directors.

                  "Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence has caused or may reasonably be likely to cause a material adverse effect or a material adverse change on (a) the business, financial condition, assets or results of operations or prospects of First County other than any change, circumstance or effect relating to (i) the economy or financial markets in general or (ii) the banking industry and not specifically related to First County, or (b) the ability of First County to consummate the transactions contemplated by this Agreement.

                  "Merger" means the merger of Merger Sub with and into First County, with First County surviving such merger as a wholly owned subsidiary of Parent as contemplated by this Agreement.

                  "Merger Consideration" has the meaning given to such term in
Section 1.02(f)(ii)(A) of this Agreement.

                  "Merger Sub" means UNB Acquisition, Inc. which does not have and shall not have any assets, liabilities, contractual commitments (other than as specifically provided in this Agreement) or any business activity (other than as related to effecting the Merger as provided in this Agreement).

                  "Parent" means Univest National Bank and Trust Co.

                  "OCC" means the Office of the Comptroller of the Currency.

                  "Option Shares" has the meaning given to that term in Section 1.02(g) of this Agreement.

                  "PDB" means the Department of Banking of the Commonwealth of Pennsylvania.

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                  "Prior Agreement" has the meaning given to that term in the
Background section of this Agreement and which this Agreement amends, restates and supercedes.

                  "Proxy Statement" means the proxy statement, together with any supplements thereto, sent to holders of First County Common Stock pursuant to the Prior Agreement that covered in all material respects, as to such shareholders, the transactions contemplated by this Agreement.

                  "Regulatory Agreement" has the meaning given to that term in Sections 2.11 and 3.05 of this Agreement.

                  "Regulatory Authority" means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the PDB, the OCC, the FRB, the FDIC, and the respective staffs thereof.

                  "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed or required to be filed, pursuant to the Securities Laws.

                  "Securities Laws" means the Securities Act of 1933, as amended, the Exchange Act, the Investment Advisors Act of 1940, as amended and the rules and regulations of the SEC promulgated thereunder.

                  "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                  "Surviving Bank" has the meaning given to that term in Section 1.02(b) hereof.

                  "Univest" means Univest Corporation of Pennsylvania which owns all of the outstanding stock of Parent.

                  "Warrant Shares" has the meaning given to that term in Section 1.02(g) of this Agreement.

                  1.02  THE MERGER.

                  (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V of this Agreement (other than the delivery of certificates, opinions, and other instruments and

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documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

                  (b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable laws and regulations of the United States and the Commonwealth of Pennsylvania, on the Effective Date:

                        (i) Merger Sub shall merge with and into First County, under which First County shall be the surviving entity;

                        (ii)   the separate existence of Merger Sub shall cease;

                        (iii) First County shall be the surviving entity in the Merger (the "Surviving Bank"); and

                        (iv) all of the property (real, personal and mixed), if any, rights, powers, duties, obligations and liabilities, if any, of Merger Sub shall be taken and deemed to be transferred to and vested in First County, as the Surviving Bank, without further act or deed.

                  (c) Surviving Bank's Name and Business. The name of the Surviving Bank shall be "First County Bank". The business of the Surviving Bank shall be that of a Pennsylvania chartered commercial bank, and it shall be conducted by the Surviving Bank at its main office which shall be located at 842 North Easton Road, Doylestown, PA 18901, and its legally established branches.

                  (d)   Surviving Bank's Articles of Incorporation and Bylaws.

                        (i) On and after the Effective Date, the Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of First County as in effect on the Effective Date, until changed in accordance with applicable law, such Articles of Incorporation and the Surviving Bank's bylaws.

                        (ii) On and after the Effective Date, the bylaws of the First County, as in effect on the Effective Date, shall automatically be and remain the bylaws of the Surviving Bank, until changed in accordance with applicable law, the Surviving Bank's Articles of Incorporation and such bylaws.

                  (e)   Surviving Bank's Board of Directors and Officers.

                        (i) On and after the Effective Date, the directors of Merger Sub duly elected and holding office immediately prior to the Effective Date shall be the directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Articles of Incorporation and bylaws of the Surviving Bank.

                        (ii) On and after the Effective Date, the officers of Merger Sub duly elected and holding office immediately prior to the Effective Date shall be the officers of the

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Surviving Bank, , each to hold office until they shall resign or be removed in accordance with applicable law, the Articles of Incorporation and bylaws of the Surviving Bank.

                  (f)   Conversion of Shares.

                        (i) Merger Sub Capital Stock. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Bank.

                        (ii)   First County Common Stock.

                               (A)   Conversion. Subject to Section
1.02(f)(ii)(B) below with respect to treasury stock, and to Section 1.02(f)(ii)(C) below with respect to dissenting shares of First County Common Stock, (i) each share of First County Common Stock and each fractional share of First County Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, with respect to each such full share of First County Common Stock, $19.311797 in cash without interest and, with respect to each such fractional share of First County Common Stock, an amount in cash without interest equal to such fraction of a share multiplied by $19.311797 (collectively, the "Merger Consideration").

                               (B)   Treasury Stock. Each share of First County
Common Stock issued and held in the treasury of First County as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                               (C)   Dissenting First County Shareholders. If
there were holders of First County Common Stock who dissented from the transaction under the Prior Agreement pursuant to Section 215a(b) of the National Bank Act (12 U.S.C. Section 215a(b)) and exercise and perfect the right to obtain valuation of and payment for their shares ("Dissenting First County Shares"), the following provisions will apply to dissenter rights and payments to be made in respect of Dissenting First County Shares:

                                     (1)  All payments in respect of Dissenting
First County Shares, if any, will be made by Parent.

                                     (2)  Dissenting First County Shares, if
any, will be deemed to have been retired and cancelled immediately prior to the Merger, with the effect that no conversion thereof will occur pursuant to
Section 1.02(f)(ii)(A) above unless and until such holder shall have failed to perfect or effectively shall have withdrawn or lost his right to appraisal and payment under such section. If any such holder of First County Common Stock shall have so failed to perfect or effectively shall have withdrawn or lost such right, each of his shares of First County Common Stock shall thereupon be deemed to have been converted into,

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on the Effective Date, the right to receive the Merger Consideration, all as set forth in Section 1.02(f)(ii)(A) hereof.

                                     (3)  First County has given Parent (i)
prompt notice of any written objections to the transaction under the Prior Agreement and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to Section 215a(b) or the National Bank Act received by First County and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under Section 215a(b) of the National Bank Act. First County has not and shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  (g)   Stock Options and Stock Warrants.

                        (i) As of the date hereof there are, and at the Effective Date there will be, First County Options outstanding for the purchase of 40,500 shares of First County Common Stock at an exercise price of $10.00 per share and 18,750 shares of First County Common Stock at an exercise price of $8.00 per share (the holder of each First County Option, an "Optionee"). On the Effective Date, each such First County Option shall be cancelled and extinguished in consideration and exchange for the right to receive a cash payment equal to the Merger Consideration less the applicable option exercise price per share specified above, less applicable federal and state tax withholding obligations of the Optionee ("Optionee Cash-out"). Such Optionee Cash-out shall be paid as of the Effective Date by Parent to the Optionee following receipt by First County of a Cancellation Agreement, in form and substance similar to Exhibit A-1 attached hereto, delivered by the Optionee to First County and, in turn, by First County to Parent.

                        (ii) As of the date hereof there are, and at the Effective Date there will be First County Warrants outstanding for the purchase of 187,500 shares of First County Common Stock at a warrant price $8.00 per share (the holder of each First County Warrant, a "Warrantholder"). On the Effective Date, each such First County Warrant shall be cancelled and extinguished in consideration and exchange for the right to receive a cash payment equal to the Merger Consideration less the $8.00 warrant price per share, less applicable federal and state tax withholding obligations of the Warrantholder ("Warrantholder Cash-out"). Such Warrantholder Cash-out shall be paid as of the Effective Date by Parent to the Warrantholder following receipt by First County of a Cancellation Agreement, in form and substance similar to Exhibit A-2 attached hereto, delivered by the Warrantholder to First County and, in turn, by First County to Parent.

                  (h) Parent to Provide Cash. Upon the Effective Date, Parent shall make available to the Exchange Agent (if Parent acts as Exchange Agent, it shall set aside in its capacity as Exchange Agent) for exchange in accordance with this Section 1.02 hereof, through such reasonable procedures as Parent may adopt, sufficient funds in amounts and at times necessary for the payment of the Merger Consideration in the amounts and at the times provided herein. All interest earned on such funds shall be paid to Parent.

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                  (i)   Surrender of First County Stock Certificates.

                        (i) As soon as reasonably practicable after the Effective Date, the Exchange Agent, will mail to each holder of one or more certificates representing First County Common Stock (including fractioned shares thereof (each, a "First County Certificate"):

                               (A)   a letter of transmittal which shall specify
that delivery shall be effected, and risk of loss and title to the First County Certificates shall pass, only upon delivery of the First County Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent reasonably may specify; and

                               (B)   instructions for effecting the surrender of
such First County Certificates in exchange for the Merger Consideration.

A. Upon surrender of a First County Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such First County Certificate shall be entitled to receive in exchange therefor a check in the amount of the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Section 1.02.

                        (ii) Until surrendered, each First County Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

                        (iii) Each First County Certificate delivered for exchange under this Section 1.02(i) must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder.

                        (iv) Upon the Effective Date, the stock transfer books for First County Common Stock will be closed and no further transfers of First County Common Stock will thereafter be made or recognized. All First County Certificates surrendered pursuant to this Section 1.02(i) will be cancelled.

                        (v) If there is a transfer of ownership of First County Common Stock which is not registered in the transfer records of First County, a check in the amount of the Merger, may be issued with respect to such First County Common Stock to such a transferee if the First County Certificate representing such shares of First County Common Stock is presented to the Exchange Agent, accompanied by all documents required in the reasonable judgment of Parent and the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                        (vi) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.02(f) or any proceeds from any investments thereof that remains unclaimed by the shareholders of First County for six months after the Effective Date shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any shareholders of First County who have not theretofore complied with this Section 1.02(f) shall

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look only to Parent for the Merger Consideration deliverable in respect of each share of First County Common Stock such shareholder holds, as determined pursuant to Section 1.02(f) of this Agreement, without any interest thereon. If outstanding First County Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of First County Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                        (vii) Parent and the Exchange Agent shall be entitled to rely upon First County's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any First County Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                        (viii) If any First County Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such First County Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such First County Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed First County Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.02(f).

                        (ix) Parent shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of First County Certificates, such amount as it is required to deduct and withhold with respect to the making of such payment under the IRC, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the First County Certificates in respect of which such deduction and withholding was made.

                  (j) Additional Actions. If, at any time after the Effective Date, Parent shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of First County acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, First County and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the

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proper officers and directors of Surviving Bank are fully authorized in the name of First County or otherwise to take any and all such action.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF FIRST COUNTY

                  First County hereby represents and warrants to Parent and Merger Sub as follows:

                  2.01  ORGANIZATION.

                  (a) First County is a bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. First County has the corporate power to carry on its business and operations as now being conducted and to own and operate its properties and assets now owned and being operated by it. First County is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

                  (b) The deposit accounts of First County are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act and First County has paid all deposit insurance premiums and assessments required by the Federal Deposit Insurance Act and the regulations thereunder.

                  (c)   First County has no Subsidiaries.

                  (d) The minute books of First County accurately record, in all material respects, all material corporate actions of its shareholders and board of directors, including committees, in accordance with normal business practice of First County.

                  (e) First County has delivered to Parent true and correct copies of the articles of incorporation and bylaws of First County each as in effect on the date hereof.

                  2.02  CAPITALIZATION.

                  (a)   The authorized capital stock of First County consists of
(a) 3,000,000 shares of common stock, par value $2.50 per share ("First County Common Stock"), of which at the date hereof 1,386,413 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and none are held as treasury shares. First County has not issued nor is First County bound by any subscription, option, warrant, call, commitment, agreement or other Rights of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of First County Common Stock or any other security of First County or any securities representing the right to vote, purchase or otherwise receive any shares of First County Common Stock or any other security of First County, except for (i) options to acquire 59,250 shares of First County Common Stock issued and outstanding

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under the First County Option Plans, (ii) certain warrants to purchase 187,500 shares of First County Common Stock, and (iii) this Agreement.

                  (b) First County does not possess, directly or indirectly, a 5% or more equity interest in any corporation, except for (i) equity interests in First County's investment portfolio, (ii) equity interests held in connection with First County's commercial loan activities, and (iii) as set forth on First County Disclosure Schedule 2.02(b).

                  2.03  AUTHORITY; NO VIOLATION.

                  (a) First County has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First County and the consummation by First County of the Merger have been duly and validly approved by the Board of Directors of First County and the Prior Agreement has been duly and validly approved by the shareholders of First County. No other corporate proceedings on the part of First County are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by First County and, subject to the required approvals of Regulatory Authorities described in Section 3.03 hereof, constitutes the valid and binding obligation of First County, enforceable against First County in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b) (i) The execution and delivery of this Agreement by First County, (ii) the consummation of the Merger (in substance previously approved by the First County shareholders) subject to receipt of approval of the Regulatory Authorities referred to in Section 3.03 hereof and First County's, Merger Sub's and Parent's compliance with any conditions contained therein, and
(iii) compliance by First County with any of the terms or provisions hereof, do not and will not:

                               (A)   conflict with or result in a breach of any
provision of the articles of incorporation or bylaws of First County;

                               (B)   violate any statute, rule, regulation,
judgment, order, writ, decree or injunction applicable to First County or any of its properties or assets; or

                               (C)   except as described in First County
Disclosure Schedule 2.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First County under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which First County is a party, or by which it or any of its properties or assets may be bound or affected;

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

                  2.04 CONSENTS. No consents or approvals of, or filings or registrations with, any public body or authority or of any other third party are necessary in connection with the execution and delivery of this Agreement by First County. No consents or approvals are necessary, in connection with the consummation by First County of the Merger, except the consents and approvals as described in First County Disclosure Schedule 2.04, and the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in
Section 3.03 hereof (and compliance with any conditions contained therein). As of the date hereof, First County is not aware of any reasons relating to First County (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by the Surviving Bank after the Effective Date of the business of First County as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which could materially impair the value of First County to Parent.

                  2.05  FINANCIAL STATEMENTS.

                  (a) First County has delivered to Parent the First County Financials except those pertaining to quarterly periods commencing after September 30, 2002;, which it will deliver to Parent within 45 days after the end of the respective quarter and the 2002 Financial Statements which it will deliver to Parent as soon as they become available, but not later than March 31, 2003. The delivered First County Financials fairly present, in all material respects, the financial position, results of operations and, with respect to the annual financial statements, the cash flows of First County as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

                  (b) First County did not, as of the date of the balance sheets referred to below, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the First County Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein.

                  2.06 NO MATERIAL ADVERSE CHANGE. First County has not suffered any adverse change in its assets, business, financial condition or results of operations since December 31, 2002 which change has had a Material Adverse Effect except as may have resulted from (i) costs incurred in carrying out requirements under the Prior Agreement, (ii) actions taken that were previously disclosed orally to Parent without Parent's objection and (iii) actions taken with the consent of Parent or upon the oral request of Parent.

                  2.07  TAXES.

                  (a) First County has filed, and will file, all material federal, state and local tax returns required to be filed by or with respect to First County on or prior to the Closing Date

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

except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from First County to any applicable taxing authority, on or prior to the Closing Date other than taxes which (i) are not delinquent or are being contested in good faith or (ii) have not been finally determined.

                  (b) There are no material disputes pending, or claims asserted in writing, for taxes or assessments upon First County, nor has First County been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

                  (c) Proper and accurate amounts have been withheld by First County from its employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws.

                  2.08  CONTRACTS.

                  (a) Except as described in First County Disclosure Schedule 2.08(a) or 2.12, First County is not a party to or subject to:

                        (i) any employment, consulting, severance, "change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

                        (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

                        (iii) any collective bargaining agreement with any labor union relating to employees;

                        (iv) any agreement which by its terms limits the payment of dividends by First County;

                        (v) except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First County is an obligor to any person and which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

                        (vi) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

                        (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

                        (viii) except in the ordinary course of business, any lease for real property;

                        (ix)   any contract or arrangement with any
broker-dealer or investment adviser;

                        (x) any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

                        (xi) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization;

                        (xii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of First County; or

                        (xiii) any agreement, arrangement or understanding pursuant to which First County is obligated to indemnify any director, officer, employee or agent of First County, other than as set forth in First County Benefit Plans and in the Articles of Incorporation or Bylaws of First County.

                  (b) (i) All the contracts, plans, arrangements and instruments listed in First County Disclosure Schedule 2.08(a) are in full force and effect on the date hereof, and neither First County nor, to the Knowledge of First County, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and, except as disclosed on First County Disclosure Schedule 2.08(a), no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement.

                        (ii) Except as otherwise described in First County Disclosure Schedule 2.08(a) or 2.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which First County is a party or by which First County may be bound:

                               (A)   contains provisions which permit an
employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

                               (B)   provides for acceleration in the vesting of
benefits thereunder upon the occurrence of a change in ownership or control or merger to which First County is a party or acquisition of First County; or

                               (C)   requires First County to provide a benefit
in the form of First County Common Stock or determined by reference to the value of First County Common Stock.

                  2.09  OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

                  (a) First County has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all assets and properties owned by First County, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the First County Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                        (i) those items that secure liabilities for borrowed money and that are described in First County Disclosure Schedule 2.09(a) or permitted under Article IV hereof;

                        (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

                        (iii)  liens for current taxes not yet due and payable;

                        (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

                        (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

                        (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

                  (b) First County has the right under leases of material properties used by First County in the conduct of its business to occupy and use all such properties in all material respects as presently occupied and used by it.

                  (c) With respect to all agreements pursuant to which First County has purchased securities subject to an agreement to resell, if any, First County has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (d) First County maintains insurance in amounts considered by First County to be reasonable for its operations. First County has made available to Parent true and correct copies of all such policies. Except as disclosed on First County Disclosure Schedule 2.09(c), First County has not received notice from any insurance carrier that:

                        (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

                        (ii) premium costs with respect to such insurance will be substantially increased;

                  (e) First County maintains such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

                  2.10 LEGAL PROCEEDINGS. First County is not a party to any, and there are no pending or, to the Knowledge of First County, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

                  (a) against First County, except for any proceedings, claims, actions, investigations, or inquiries described in the First County Disclosure Schedule 2.10;

                  (b) to which the assets of First County are subject, except for any proceedings, claims, actions, investigations, or inquiries described in the First County Disclosure Schedule 2.10;

                  (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or

                  (d) which could materially adversely affect the ability of First County to perform its obligations under this Agreement.

                  2.11     COMPLIANCE WITH APPLICABLE LAW.

                  (a) First County holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it, other than where such failure to hold or such noncompliance will not result in a limitation in any material respect on the conduct of its business.

                  (b) First County has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

                  (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of First County, investigation into the business or operations of First County.

                  (d) First County has not received any notification or communication from any Regulatory Authority:

                        (i) asserting that First County is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                        (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First County;

                        (iii) requiring or threatening to require First County, or indicating that First County may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of First County, including without limitation any restriction on the payment of dividends; or

                        (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First County (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

                  (e) First County has not received, consented to, or entered into any Regulatory Agreement.

                  (f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

                  (g) There is no injunction, order, judgment or decree imposed upon First County or the assets of First County.

                  2.12     ERISA.

                  (a) First County has delivered to Parent true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in First County Disclosure Schedule 2.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of First County (collectively, the "First County Benefit Plans"), together with:

                        (i) the most recent actuarial (if any) and financial reports relating to those First County Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

                        (ii) the most recent Form 5500 (if any) relating to such First County Benefit Plans filed by them, respectively, with the IRS; and

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

                        (iii) the most recent IRS determination letters which pertain to any such First County Benefit Plans.

                  (b) Neither First County nor any pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by First County has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

                  (c) First County has not ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

                  (d) Each First County Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

                  (e) There is no existing, or, to the Knowledge of First County, contemplated, audit of any First County Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any First County Benefit Plan, or by or on behalf of any individual participant or beneficiary of any First County Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of First County, is there any basis for such claim.

                  (f) With respect to any services which First County may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any First County Benefit Plan), First County:

                        (i) has correctly computed all contributions, payments or other amounts for which it is responsible;

                        (ii) has not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

                        (iii)  has not breached any duty imposed by ERISA: and

                        (iv) has not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

                  2.13 BROKERS AND FINDERS. Neither First County nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for

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

Danielson Associates Inc. ("Danielson") whose engagement letter with First County is included in First County Disclosure Schedule 2.13.

                  2.14     ENVIRONMENTAL MATTERS.

                  (a) Except as set forth on First County Disclosure Schedule 2.14, to the Knowledge of First County, neither First County nor any property owned or operated by First County has been or is in violation of or liable under any Environmental Law. Except as set forth on First County Disclosure Schedule 2.14, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of First County, threatened, or any investigation pending, relating to the liability of First County with respect to any property owned or operated by First County under any Environmental Law.

                  (b) Except as set forth on First County Disclosure Schedule 2.14, no property, now or formerly owned or operated by First County or on which First County holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against First County for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

                  2.15 BUSINESS OF FIRST COUNTY. Except as set forth in First County Disclosure Schedule 2.15, since January 9, 2003 First County has not, in any material respect:

                  (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 4.01(d);

                  (b)   eliminated employee benefits;

                  (c) deferred routine maintenance of real property or leased premises;

                  (d) eliminated a reserve where the liability related to such reserve has remained;

                  (e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business;

                  (f) had extraordinary reduction or deferral of ordinary or necessary expenses;

                  (g)   modified or changed any method of accounting; or

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

                  (h) altered the manner in which it provides for reserves for loan losses or accounting for non-performing or non-accrual loans.

                  2.16 CRA COMPLIANCE. First County is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, First County has received a CRA rating of "satisfactory" or better from the FDIC. To the Knowledge of First County, there is no fact or circumstance or set of facts or circumstances that would cause First County to fail to comply with such provisions.

                  2.17     INFORMATION TO BE SUPPLIED.

                  (a) The information supplied by First County for inclusion in the Proxy Statement did not, as of the date the Proxy Statement was mailed to shareholders of First County, and up to and including the date of the First County Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

                  (b) The information supplied by First County for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

                  2.18     RELATED PARTY TRANSACTIONS.

                  (a) Except as set forth on First County Disclosure Schedule 2.18, or as is disclosed in the footnotes to the First County Financials, as of January 9, 2003, First County is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of First County, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder).

                  (b) Except as set forth in First County Disclosure Schedule 2.18, as of the date hereof, no loan or credit accommodation to any Affiliate of First County is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner. As of the date hereof, the loan grade classification accorded such loan or credit accommodation is appropriate.

                  2.19 NO UNDISCLOSED LIABILITIES. First County does not have any liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against First County giving rise to any such liability) required in accordance with GAAP to be reflected in an audited balance sheet of First County, except and to the extent (i) reflected, disclosed or provided for in the First County Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement.

                  2.20 LOAN PORTFOLIO. (i) All loans and discounts shown on the First County Financial Statements or which were entered into after the date of the most recent balance sheet included in the First County Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of First County, in accordance with sound banking practices, are not subject to any known defenses, set-offs or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency or similar laws or by general principles of equity and, to the extent secured, are secured by valid liens and security interests which have been perfected, (ii) the notes or other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and shall be in force, valid, true and genuine and what they purport to be, and (iii) except as set forth on the First County Disclosure Schedule 2.20(iii), First County has complied and shall prior to the Effective Date comply with all laws and regulations relating to such loans.

                  2.21 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the First County Financials have been, and will be, adequate in all material respects as of their respective dates under the requirements of and in accordance with GAAP and all applicable regulatory criteria to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

                  2.22 INVESTMENT PORTFOLIO. All investment securities held by First County, as reflected in the balance sheets of First County included in the First County Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, FAS 115.

                  2.23 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. The First County Disclosure Schedule 2.23 sets forth any interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of First County or for the account of a customer of First County. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counter parties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of First County in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. First County has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of First County, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. First County has properly documented all derivative investments to be able to achieve the appropriate accounting thereof under GAAP.

                  2.24     REGULATORY REPORTS.

                  (a) For the period commencing January 1, 1998 to the date of this Agreement, First County has not been required under the Securities Laws to file, and has not filed, any Securities Documents with the SEC.

                  (b) For the period commencing December 2, 1996 First County has duly filed with the PDB, FDIC, and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of First County by the PDB and the FDIC, First County was not required to correct or change any action, procedure or proceeding which First County reasonably believes has not been corrected or changed as required.

                  2.25 FAIRNESS OPINION. First County received an opinion from Danielson to the effect that, as of the January 9, 2003, the date on which the First County Board of Directors voted on the approval of the Prior Agreement, and updated on January 31, 2003, the consideration to be received by shareholders of First County pursuant to the Prior Agreement (which is the same under this Agreement) is fair, from a financial point of view, to such shareholders.

                  2.26 QUALITY OF REPRESENTATIONS. No representation made by First County in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  2.27 CERTAIN SCHEDULE LIMITATIONS AND UPDATE THEREOF. The parties hereto agree that the First County Disclosure Schedule with respect to the following sections of this Agreement are correct only as of January 9, 2003 (and the related warranty is so limited), and First County will update the First County Disclosure Schedule as to those sections as of the date hereof as soon as reasonably practicable after the date hereof but no later than March 28, 2003:
Section 2.08(a)(i), (ii) and (v); Section 2.08(b)(i); Section 2.09(c) and (d);
Section 2.12(a); Section 2.15 (a), (b) and (h); and Section 2.18(a). The provisions of Section 4.07 hereof shall apply to such updates but shall not modify the update obligation under Section 4.07.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby represent and warrant to First County as follows:

                  3.01     ORGANIZATION.

                  (a) Parent is a national banking association duly organized and validly existing under the laws of the United States. Merger Sub is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Parent and Merger Sub have the corporate power to carry on their respective business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by each of them. Each of Parent and Merger Sub is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by each or the character or location of the properties and assets owned or leased by each makes such licensing, registration or qualification necessary, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

                  3.02     AUTHORITY; NO VIOLATION.

                  (a) Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the Merger.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Merger Sub of the Merger and the payment of the Merger Consideration by Parent have been duly and validly approved by the Board of Directors of Parent by unanimous vote for itself and as the sole shareholder of Merger Sub and by a written unanimous consent of the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to consummate the transactions contemplated by this Agreement.

                  (c) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (d) (i) the execution and delivery of this Agreement by Parent and Merger Sub, (ii) the consummation of the Merger, subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.03 hereof and Parent's, Merger Sub's and First County's compliance with any conditions contained therein, and (iii) compliance by Parent and Merger Sub with any of the terms or provisions hereof, do not and will not:

                        (A) conflict with or result in a breach of any provision of the articles of association or bylaws of Parent or Merger Sub;

                        (B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their properties or assets; or

                        (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement,

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

commitment or other instrument or obligation to which Parent or Merger Sub is a party, or by which any of them or any of their properties or assets may be bound or affected.

                  3.03 CONSENTS. Except for consents and approvals of, or filings with the FRB, the OCC, the FDIC and the PDB, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger. As of the date hereof, neither Parent nor Merger Sub is aware of any reasons relating to Parent or Merger Sub (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by the Surviving Bank after the Effective Date of the business of First County as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which could materially impair the value of First County to Parent.

                  3.04 LEGAL PROCEEDINGS. Neither Parent nor Merger Sub is a party to any, and there are no pending or, to the Knowledge of Parent and Merger Sub, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

                  (a) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or

                  (b) which could materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement.

                  3.05     COMPLIANCE WITH APPLICABLE LAW.

                  (a) Parent and Merger Sub hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to either of them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business nor otherwise have a Material Adverse Effect.

                  (b) Parent and Merger Sub have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

                  (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of Parent or Merger Sub, investigation into the business or operations of Parent or Merger Sub, except where any such proceedings or investigations have been terminated or otherwise resolved.

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

                  (d) Neither Parent nor Merger Sub have received any notification or communication from any Regulatory Authority:

                        (i) asserting that Parent or Merger Sub is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                        (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Parent or Merger Sub;

                        (iii) requiring or threatening to require Parent or Merger Sub, or indicating that Parent or Merger Sub may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Parent or Merger Sub, including without limitation any restriction on the payment of dividends; or

                        (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Parent or Merger Sub (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

                  (e) Neither Parent nor Merger Sub have received, consented to, or entered into any Regulatory Agreement.

                  (f) To the Knowledge of Parent and Merger Sub, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

                  (g) There is no injunction, order, judgment or decree imposed upon Parent or Merger Sub or the assets of Parent or Merger Sub.

                  3.06 BROKERS AND FINDERS. Neither Parent nor Merger Sub, nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Fox-Pitt, Kelton, Inc.

                  3.07     INFORMATION TO BE SUPPLIED.

                  (a) The information supplied by Parent for inclusion in the Proxy Statement did not, as of the date the Proxy Statement was mailed to shareholders of First County, and up to and including the date of the First County Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

                  (b) The information supplied by Parent and Merger Sub for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

                  3.08 QUALITY OF REPRESENTATIONS. To the Knowledge of Parent and Merger Sub, no representation made by Parent or Merger Sub in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

                  4.01 CONDUCT OF FIRST COUNTY'S BUSINESS. Through the Closing Date, First County shall in all material respects, conduct its business and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of Parent. First County shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of First County and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled unless the integration team referred to in Section 4.08(b)(vi) hereof deems it essential. Through the Closing Date, except as otherwise consented to
(i) orally by Parent through the date hereof with respect to items (c), (d),
(e), (h), (j), (k), (l), (n), and (w) below or (ii) in writing by Parent (such consent shall not be unreasonably withheld) or as permitted by this Agreement, First County shall not:

                  (a) change any provision of its articles of incorporation or of its bylaws;

                  (b) change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; permit the exercise of any stock option or warrant referred to in Section 1.02(g) or issue any of its capital stock with respect thereto; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of First County Common Stock;

                  (c) grant any severance or termination pay, other than pursuant to policies or agreements of First County in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with First County;

                  (d) increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with First County, except for:

                        (i) routine periodic pay increases, merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; or

                        (ii) annual bonuses in the ordinary course, consistent with past practice,

                  (e) grant job promotions other than in accordance with past practice;

                  (f) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

                  (g) sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

                  (h) take any action which would result in any of the conditions set forth in Article V hereof not being satisfied;

                  (i) change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

                  (j) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

                  (k) implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

                  (l) amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

                  (m) enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

                  (n) take any action that would give rise to a right of payment to any individual under any employment agreement except in the ordinary course of business consistent with past practice;

                  (o) purchase any security for its investment portfolio (i) rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

                  (p) make any capital expenditure of $10,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure by First County of more than $25,000, or extending beyond twelve
(12) months from the date hereof;

                  (q) except as necessitated in the reasonable opinion of First County due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                  (r) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

                  (s) take any action that would result in any of the representations and warranties of First County contained in this Agreement not to be true and correct in any material respect at the Effective Date or that would cause any of the conditions of Section 5.02 hereof not to be satisfied;

                  (t) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates;

                  (u) incur any obligations for borrowed funds except for borrowing of short term funds;

                  (v)   commence any foreclosure of a commercial mortgage loan;
or

                  (w)   agree to do any of the foregoing.

                  4.02     ACCESS; CONFIDENTIALITY.

                  (a) Through the Closing Date, First County shall afford to Parent and Merger Sub, including their authorized agents and representatives, reasonable access to its businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of First County shall furnish Parent and Merger Sub, including their authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request for purposes reasonably necessary in the normal course of business to facilitate the Merger.

                  (b) Parent and Merger Sub agree that they, and their authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with First County's normal operations and customer and employee relationships. First County shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

                  (c) All information furnished to Parent or Merger Sub by First County in connection with the transactions contemplated by this Agreement, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

                  4.03     REGULATORY MATTERS. Through the Closing Date:

                  (a) Parent, Merger Sub and First County shall cooperate with one another in the preparation of all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. Parent, Merger Sub and First County shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

                  (b) First County and Parent and Merger Sub shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the transactions contemplated hereby.

                  (c) First County and Parent and Merger Sub shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or any filing made by or on behalf of such party to or with any Regulatory Authority in connection with the transactions contemplated by this Agreement, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, First County and Parent and Merger Sub shall use their reasonable good faith efforts to provide each other certificates and other documents reasonably requested by the other.

                  4.04 CURRENT INFORMATION. First County will deliver to Parent each report, financial or otherwise, filed by it with PDB concurrently with the filing of such report. By the fourth Tuesday of each month, First County will deliver to Parent its monthly Board reports of the unaudited balance sheet and unaudited statement of income of First County for the immediately preceding month prepared in accordance with GAAP without related notes.

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

                  4.05 TAKING OF NECESSARY ACTIONS. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, all actions, and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, if necessary, appealing any adverse ruling in respect of any Application.

                  4.06 NO SOLICITATION. First County shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

                  (a) initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

                  (b) enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

                  (c) agree to or endorse any Acquisition Proposal. First County shall notify Parent as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive; provided, however, that, notwithstanding anything to the contrary contained in this Agreement:

                        (i) First County may furnish or cause to be furnished confidential and non-public information concerning First County and its businesses, properties or assets to a third party;

                        (ii) First County may engage in discussions or negotiations with a third party;

                        (iii) following receipt of an Acquisition Proposal, First County may take and disclose to its shareholders a position with respect to such Acquisition Proposal; and/or

                        (iv) following receipt of an Acquisition Proposal, the First County Board of Directors may withdraw or modify its recommendation of the Merger;

                  (d) but in respect of the foregoing clauses (i) through (iv) only if the First County Board of Directors shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties to First County's shareholders.

                  (e) As used herein, the term "Acquisition Proposal" means the public announcement of a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of First County, or any other business combination involving First County; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of First County Common Stock.

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

                  4.07 UPDATE OF DISCLOSURE SCHEDULES. Through the Closing Date, First County shall update the First County Disclosure Schedule as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule or which is necessary to correct any information in such schedules which has been rendered materially inaccurate thereby; no such supplement or amendment to such schedules shall be deemed to have modified the representations, warranties and covenants of First County for the purpose of determining whether the conditions set forth in Article V hereof have been satisfied..

                  4.08     OTHER UNDERTAKINGS BY PARENT, MERGER SUB AND FIRST
COUNTY.

                  (a)   Undertakings of First County.

                        (i) Shareholder Approval. Approval of the Prior Agreement and the transaction contemplated therein have been duly approved by the shareholders of First County. The shareholders of First County will receive the same cash payment under this Agreement as they were to receive under the Prior Agreement and the parties hereto believe that otherwise there is no material difference in the treatment or rights of the shareholders of First County under this Agreement from those that they had under the Prior Agreement. The Proxy Statement provided that the Prior Agreement could be amended without shareholder approval to a certain extent even if the shareholders had already approved the Prior Agreement. The parties hereto believe that the amendments reflected in this Agreement meet such criteria for amendment without requiring any further approval by the shareholders of First County.

                        (ii) Updated Fairness Opinion. First County obtained an updated written opinion from Danielson as of January 31, 2003 to the effect that the consideration to be received by shareholders of First County pursuant to the Prior Agreement is fair, from a financial point of view, to such shareholders and that opinion was included in the Proxy Statement.

                        (iii) Phase I Environmental Audit. First County shall permit Parent or Merger Sub, if Parent or Merger Sub elects to do so, at its own cost and expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by First County.

                  (b)   Understandings of Parent, Merger Sub and First
County.

                        (i) Filings and Approvals. Parent, Merger Sub and First County shall cooperate with each other in the preparation and filing, as soon as practicable, of:

                               (A)   the Applications; and

                               (B)   all other documents necessary to obtain any
other approvals and consents required to effect consummation of the transactions contemplated by this Agreement.

                        (ii) Public Announcements. Parent and First County shall agree upon the form and substance of any press release related to this Agreement and the transactions

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

contemplated hereby, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

                        (iii) Maintenance of Insurance. First County shall maintain insurance in such amounts as First County believes is reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

                        (iv) Maintenance of Books and Records. First County shall maintain books of account and records on a basis consistent with past practice.

                        (v) Taxes. First County shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

                        (vi) Integration Team. Parent, Merger Sub and First County shall cooperate with each other in the selection of an integration team, made up of an equal number of persons from Parent's senior staff and from First County's senior staff, which team shall plan the implementation of (i) an orderly, cost-effective consolidation of First County's back room operations presently located in Warrington, Pennsylvania, into Parent's operations in Souderton, Pennsylvania, (ii) conforming the loan, accrual and reserve policies of First County to those policies of Parent and (iii) electronic and systematic conversion of all applicable data regarding First County to Parent's system of electronic data processing, provided, however, that no such conversion shall occur until the Effective Date.

                        (vii) Outside Service Bureau Contracts. Parent, Merger Sub and First County shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of certain business operations, terminate any contract or arrangement First County may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between Parent and First County for the provision of similar services to First County on terms and conditions mutually acceptable to First County and Parent.

                        (viii) In-House Operations. Parent and First County shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of certain business operations, terminate any in-house back office, support, processing or other operational activities or services of First County, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between Parent and First County for the provision of similar services to First County on terms and conditions mutually acceptable to First County and Parent.

                        (ix) Delivery of Financial Statements. First County shall deliver to Parent, as soon as practicable by the fourth Tuesday after the end of each month and within 45 days after the end of each calendar quarter prior to the Effective Date, commencing with the month ended February 28, 2003, an unaudited balance sheet as of such date and related unaudited statements of income for the periods then ended, which financial statements shall fairly present, in all material respects, its financial condition and results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

                  (c)   Undertakings of Parent.

                        (i)    Employees.

                               (A)   Subject to Parent's usual personnel and
qualification policies, Parent will cause the Surviving Bank to endeavor to continue the employment by the Surviving Bank of all current employees of First County in positions that will contribute to the successful performance of the Surviving Bank. More specifically, Parent will, after consultation with John D. Harding, prior to the Closing Date, inform each First County employee of the likelihood of such employee having continued employment with the Surviving Bank following the Closing, and will permit any First County employee not employed by the Surviving Bank to apply for any employment position posted as available with Parent.

                        (ii)   Employee Benefits.

                               (A)   As of the Effective Date, each employee of
First County who continues as an employee of the Surviving Bank shall, with respect to the Parent (or, as applicable, Univest) Defined Benefit Plan, be eligible to participate in such plan subject to and in accordance with the terms of such plan but shall not receive any credit for years of service with First County for the purposes of eligibility, vesting or benefit accrual under such plan. As of the Effective Date, each employee of First County who continues as an employee of the Surviving Bank shall be eligible to participate in each of the employee benefit plans of Parent (or, as applicable, Univest), except the defined benefit plan, at the earliest date permitted by each such plan (to the extent he or she otherwise meets the eligibility requirements of any such plan) with credit for years of service with First County and otherwise subject to and in accordance with the terms of each such plan. As of the Effective Date, each employee of First County who continues as an employee of the Surviving Bank shall be entitled to full credit for each year of service with First County for purposes of determining (i) with respect to the Deferred Salary Savings Plan, the vesting of benefits thereunder, (ii) with respect to the Short Term Disability Plan, the waiting period for the commencement of benefits thereunder, and (iii) with respect to the Vacation Plan/Policy, the number of days of vacation available. Except as provided above in this Section 4.08(c)(ii)(A), a First County employee who as of the Effective Date continues as an employee of the Surviving Bank shall be subject to all the requirements, terms and conditions of any Parent (or, as applicable, Univest) employee benefit plan including, without limitation, the eligibility requirements for participation in any such plan.

                               (B)   After the Effective Date, Parent may
discontinue, amend, convert to, or merge with, a Parent (or, as applicable, a Univest) plan any First County Benefit Plan, subject to such plan's provisions and applicable law.

                        (iii) Advisory Board. Upon consummation of the Merger, Parent will establish the Bucks County Advisory Board of Parent (the "Advisory Board"). The Advisory Board shall initially consist of all of the members of First County's Board of Directors at the

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

Effective Date and one executive officer of Parent selected by Parent. Parent anticipates that the emphasis of the Advisory Board will be on business development, marketing and expansion of Parent throughout Bucks County.

                        (iv)   Insurance.

                               (A)   Parent shall use its reasonable best
efforts (and First County shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to obtain coverage for all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, "Prior Acts") occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) of the officers and directors of First County under the directors' and officers' liability insurance policies ("D&O" Insurance") currently maintained by First County or Parent providing at least the same coverage as the D&O Insurance currently maintained by First County and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least five (5) years from the Effective Date; provided, that Parent shall not be obligated to make annual premium payments for such five-year period in respect of the D&O Insurance which exceed, for the portion related to First County's directors and officers, $64,000 for such coverage (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                               (B)   Parent shall keep in effect, and shall
cause the Surviving Bank to keep in effect, provisions in its articles of association or its articles of incorporation and bylaws providing for exculpation of officer liability and its indemnification of its officers to the fullest extent permitted by the National Bank Act and, to the extent applicable, Pennsylvania law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the officers' right to indemnification.

                               (C)   If either of Parent or the Surviving Bank
or any of the successors or assigns of either of them shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Bank shall assume the obligations set forth in this Section 4.08(c)(iv).

                  4.09 Retention of Key First County Management. First County shall use its best efforts to have each Key First County Management member remain employed by First County through the Effective Date.

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

                                    ARTICLE V

                                   CONDITIONS

                  5.01 CONDITIONS TO FIRST COUNTY'S OBLIGATIONS UNDER THIS AGREEMENT. The obligations of First County hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by First County pursuant to Section 7.03 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of Parent and Merger Sub to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger, shall have been duly and validly taken by Parent and Merger Sub; and First County shall have received certified copies of the resolutions evidencing such authorizations.

                  (b) Covenants; Representations. The obligations of Parent and Merger Sub required by this Agreement to be performed by Parent or Merger Sub at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date.

                  (c) Approvals of Regulatory Authorities. Procurement by First County, Merger Sub and Parent of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Merger; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to First County, Merger Sub or Parent of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

                  (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

                  (e) Officer's Certificate. Parent and Merger Sub shall have delivered to First County a certificate, dated the Closing Date and signed, without personal liability, by the President of each of them, to the effect that the conditions set forth in subsections (a) through (d) of this Section 5.01 have been satisfied.

                  5.02 CONDITIONS TO MERGER SUB'S AND PARENT'S OBLIGATIONS UNDER THIS AGREEMENT. The obligations of Parent and Merger Sub hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parent or Merger Sub pursuant to Section
7.03 hereof:

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

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, First County to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger, shall have been duly and validly taken by First County; and Parent shall have received certified copies of the resolutions evidencing such authorizations.

                  (b) Covenants; Representations. The obligations of First County required by this Agreement to be performed by First County at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of First County set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date.

                  (c) Approvals of Regulatory Authorities. Procurement by Merger Sub, Parent and First County of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Merger; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to Merger Sub, Parent or First County of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

                  (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

                  (e) Officer's Certificate. First County shall have delivered to Parent a certificate, dated the Closing Date and signed, without personal liability, by its President, to the effect that the conditions set forth in subsections (a) through (d) of this Section 5.02 have been satisfied.

                  (f) Termination of Employment Agreement of John Harding. The employment agreement between First County and John Harding dated April 29, 1996 (as the same may have been amended and/or extended) shall have been terminated on and as of the Closing Date including, without limitation, all obligations of any kind of First County thereunder and all rights of any kind of John Harding thereunder (but not to effect any rights he may have under any funded employee benefit plan of First County) in exchange for the purchase by First County of an annuity contract for John Harding for an amount not to exceed $225,000.

                  (g) Due Diligence. Merger Sub and Parent shall have completed its due diligence investigation to its reasonable satisfaction.

                  (h) Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 4.07(a)(iii) hereof shall be reasonably satisfactory to Parent and Merger Sub.

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

                                   ARTICLE VI

                        TERMINATION, WAIVER AND AMENDMENT

                  6.01 TERMINATION. This Agreement may be terminated on or at any time prior to the Closing Date:

                  (a)   By the mutual written consent of the parties hereto;

                  (b)   By Parent, Merger Sub or First County:

                        (i) If there shall have been any breach of any representation, warranty or obligation of the other party hereto and such breach can not be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

                        (ii) If the Closing Date shall not have occurred prior to the 270th day from the date of this Agreement (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision); or

                        (iii) If any Regulatory Authority whose approval or consent is required for consummation of the Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run.

                  6.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 6.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 4.02(c) and 7.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of Merger Sub, Parent or First County to the other, except for any liability of Merger Sub, Parent or First County under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

                                   ARTICLE VII

                                  MISCELLANEOUS

                  7.01     EXPENSES AND OTHER FEES.

                  (a) Except as set forth in Section 7.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

                  (b) If First County fails to complete the Merger after the occurrence of one of the following events, and neither Merger Sub nor Parent shall be in material breach of this

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

Agreement, First County shall immediately pay Parent a fee of One Million Five Hundred Thousand Dollars ($1,500,000):

                  (i) a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Merger Sub, Parent or an Affiliate of Parent:

                        (A) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of First County Common Stock; or

                        (B) enters into an agreement, letter of intent or memorandum of understanding with First County pursuant to which such person or group or any affiliate of such person or group would:

                               (1)   merge or consolidate, or enter into any
similar transaction, with First County;

                               (2)   acquire all or substantially all of the
assets or liabilities of First County; or

                               (3)   acquire beneficial ownership of securities
representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of First County Common Stock; or

                  (ii) Frst County authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in
Section 7.01(b)(i)(B) above.

                  7.02 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; DISCLOSURE SCHEDULES. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.

                  7.03 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the Closing Date, the parties may:

                  (a)   amend this Agreement;

                  (b) extend the time for the performance of any of the obligations or other acts of either party hereto;

                  (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

                  (d) to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise.

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

                  (e) This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  7.04     ENTIRE AGREEMENT.

                  (a) This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter (including without limitation the Prior Agreement) other than the Confidentiality Agreement.

                  (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

                  7.05 NO ASSIGNMENT. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

                  7.06 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

                  (a)   If to Merger Sub or Parent, to:

                           Univest National Bank and Trust Co.
                           14 N. Main Street
                           Souderton, Pennsylvania 18964

                           Attention: President
                           Telecopy No.:  215-721-2408

                           with a copy to:

                           Martin G. Heckler, Esq.
                           Fox, Rothschild O'Brien & Frankel, LLP
                           2000 Market Street, 10th Floor
                           Philadelphia, PA  19103

                           Telecopy No.:  215-299-2150

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

                  (b)  If to First County, to:

                           First County Bank
                           1800 Street Road
                           Warrington, PA 18976

                           Attention:  President and CEO
                           Telecopy No.: 215-491-5499

                           with a copy to:

                           Edward I. Dobin, Esq.
                           Curtin & Heefner, LLP
                           250 North Pennsylvania Avenue
                           Morrisville, PA 19067
                           Telecopy No.: 215-736-3647

                  7.07 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                  7.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  7.09 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                  7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent the National Bank Act is applicable by its terms.

   [THE BALANCE OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK. SIGNATURE PAGE
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

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                         UNIVEST NATIONAL BANK AND TRUST CO.

                                         By:____________________________________
Attest: ____________________________            Name:    William S. Aichele
        Wallace H. Bieler, Secretary            Title:   President and
                                                Chief Executive Officer

(Corporate Seal)

                                          UNB ACQUISITION, INC.

                                          By: __________________________________
Attest: ____________________________             Name: William S. Aichele
        Wallace H. Bieler, Secretary             Title:   President

(Corporate Seal)

                                          FIRST COUNTY BANK

                                          By:___________________________________
Attest: __________________________                Name:   John D. Harding
        John R. Benner, Secretary                Title:  President and
                                                  Chief Executive Officer

(Corporate Seal)

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